As filed with the Securities and Exchange Commission on December 14, 2016

Registration Statement No. 333-208291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1585173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kyle B. Levine

Vice President, General Counsel

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

(206) 392-5040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Andor D. Terner, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Virgin America Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2015 (Commission File No. 333-208291 and referred to herein as the “Registration Statement”) to register 26,529,118 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”).

On April 1, 2016, the Registrant, Alaska Air Group, Inc., a Delaware corporation (“Alaska Air Group”), and Alpine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Alaska Air Group (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock was converted into the right to receive $57.00 per share, in cash, without interest. The Merger became effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware on December 14, 2016.

As a result of the Merger, the Registrant has terminated any offering of the Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Common Stock registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 14, 2016.

VIRGIN AMERICA INC.

By:	/s/ Brandon S. Pedersen
Name:	Brandon S. Pedersen
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.